Exhibit 4.13

RESEARCH AND

COLLABORATION AGREEMENT

BY AND BETWEEN

NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.

AND

EVOTEC (UK) LTD.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

This Research and Collaboration Agreement (this “Agreement”) is made and entered into as of this 30th day of October (the “Effective Date”), by and between Evotec (UK) Ltd., a corporation organized and existing under the laws of England, with its principal offices at Abingdon, Oxford, OX14 4SA, UK (“Evotec”), and Novartis International Pharmaceutical Ltd., a Bermuda corporation with principal offices at 131 Front Street, Hamilton, Bermuda (“Novartis”).

WITNESSETH

WHEREAS, Evotec and its Affiliates (as defined below) have expertise in drug discovery;

WHEREAS, Novartis and its Affiliates (as defined below) have expertise in the discovery, characterization, development and commercialization of pharmaceuticals worldwide;

WHEREAS, the Parties desire to enter into a Research Collaboration, in which Novartis and Evotec will collaborate in the discovery of new therapies in certain Targets, which collaboration will endeavor to identify and characterize Compounds targeting the Targets under one or two Research Programs (each of “Parties,” “Research Collaboration,” “Compounds,” “Targets” and “Research Programs” as defined below); and

WHEREAS, Novartis and its Affiliates may further develop one or more of the Compounds into Drug Products in the Field.

NOW THEREFORE, in consideration of the foregoing premises, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms, whether used in singular or plural form, shall have the respective meanings set forth below:

1.1. “Affiliate” shall mean any Person who directly or indirectly controls or is controlled by or is under common control with a Party. For purposes of this definition, “control,” “controls” or “controlled” means ownership directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity. In the case of Novartis, “Affiliates” shall also expressly be deemed to include the Novartis Institute for Functional Genomics, Inc. (also known as the Genomics Institute of the Novartis Research Foundation), the Friedrich Miescher Institute for BioMedical Research and their respective Affiliates.

1.2. “Analogue” shall mean any compound that is modified by chemical and/or molecular/genetic means from a Compound.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.3. “Bankrupt Party” shall have the meaning set forth in Section 9.3.

1.4. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in Hamburg, Germany, Abingdon, UK, or Hamilton, Bermuda are authorized or required by law to remain closed.

1.5. “Buyback Right” shall have the meaning set forth in Section 4.4(b).

1.6. “Collaboration Period” shall have the meaning set forth in Section 2.2.

1.7. “Combination Product” shall have the meaning set forth in Section 1.37(d).

1.8. “Commencement Date” shall have the meaning set forth in Section 2.1(a).

1.9. “Commercially Reasonable Efforts” shall mean efforts and resources normally used by Novartis and its Affiliates for a product with sales or sales potential, stage of development or development potential, and profit or profit potential comparable to the particular Compound or Drug Product.

1.10. “Compound” shall mean any compound(s) or specific intermediate direct precursors generated in the course of the Research Collaboration.

1.11. “Controlled” shall mean the legal authority or right of a Party hereto to grant a license or sublicense of intellectual property rights to another Party hereto, or to otherwise disclose or grant access rights to proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party or misappropriating the proprietary or trade secret information of a Third Party.

1.12. “CSP” shall mean the selection and approval of a Compound or Analogue solely by Novartis through its (or its Affiliate’s) Disease Area Decision Board (DADB) to enter an extended preclinical profiling phase to assess drug-like properties, such as synthetic tractability, in vivo toxicity, formulation and pharmacokinetics.

1.13. “Development Costs” shall mean the actual, reasonable, properly allocated, audited costs and expenses incurred by Evotec for research and development activities on a Compound undertaken pursuant to Section 4.3.

1.14. “Development Option” shall have the meaning set forth in Section 4.3.

1.15. “Disclosing Party” shall have the meaning set forth in Section 8.1(a).

1.16. “Drug Product” shall mean a finished dosage form containing a Compound or Analogue as its active ingredient either alone or in combination with one or more active or inactive ingredients and which is ready for human or animal administration as a pharmaceutical.

1.17. “Effective Date” shall have the meaning set forth in the preamble to this Agreement.

1.18. “EMEA” shall mean the European Medicines Evaluation Agency or any successor agency thereto.

1.19. “Event of Bankruptcy” shall have the meaning set forth in Section 9.3.

1.20. “Evotec Intellectual Property” shall mean all Evotec Patents and Evotec Know-How.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.21. “Evotec Know-How” shall mean (i) all Know-How Controlled by Evotec or its Affiliates used in the Research Collaboration or otherwise necessary or useful for the discovery, evaluation, development or commercialization of a Compound or Drug Product under this Agreement and existing as of the Effective Date (except such Know-How that is both (a) directly related to compositions of matter existing as of the Effective Date and (b) Controlled as of the Effective Date by Evotec NeuroSciences GmbH or Renovis, Inc.), and (ii) all Know-How Controlled by Evotec or its Affiliates used in the Research Collaboration or otherwise necessary or useful for the discovery, evaluation, development or commercialization of a Compound or Drug Product under this Agreement and which arises during the Collaboration Period and, in each case, required under Section 3.2.

1.22. “Evotec Patents” shall mean all Patents Controlled by Evotec or its Affiliates (except composition of matter claims covering compounds under Patents filed as of the Effective Date and Controlled by Evotec NeuroSciences GmbH or Renovis, Inc.) relating to the Research Collaboration, Compounds or Drug Products under this Agreement and existing as of the Effective Date. A list of Evotec Patents, if any, is appended hereto as Annex 1.

1.23. “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.24. “Field” shall mean the [***].

1.25. “First Commercial Sale” shall mean the first sale of a Drug Product by or under the authority of Novartis or an Affiliate or sublicensee of Novartis to a Third Party in a country in the Territory following Regulatory Approval of such Drug Product in that country or, if no such Regulatory Approval or similar marketing approval is required, the date upon which such Drug Product is first commercially launched in such country; provided that First Commercial Sale shall not include any distribution or other sale solely for so-called treatment IND sales, named patient sales, compassionate or emergency use sales and pre-license sales.

1.26. “First Patient First Visit” shall mean the administration of the first dose of a Compound, Analogue or Drug Product to the first patient at his or her first visit in a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, as applicable.

1.27. “FTE” shall mean the equivalent of the work of one (1) Evotec scientist, full time for one year, which equates to two hundred twenty (220) days or 1760 hours per year of scientific work on or directly related to the Research Program(s). There shall be, at all times, no more than three (3) associate level FTEs for each doctoral level FTE assigned to a Research Program. Evotec shall ensure that each FTE assigned to the Research Collaboration has the appropriate level of expertise, experience, training and, where applicable, licenses, necessary to perform the Research Program(s).

1.28. “IND” shall mean an Investigational New Drug application filed with the FDA or the corresponding application for the investigation of a Drug Product in any other country or group of countries, as defined in the applicable laws and regulations and filed with the Regulatory Authority of such country or group of countries.

1.29. “Indemnified Party” shall have the meaning set forth in Section 10.3(a).

1.30. “Indemnifying Party” shall have the meaning set forth in Section 10.3(a).

1.31. “Invoice” shall mean an invoice delivered by Evotec to Novartis in accordance with the terms of this Agreement, which invoice shall be in the form set forth as Annex 3.

1.32. “Joint Steering Committee” shall have the meaning set forth in Section 2.4(a).

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.33. “Know-How” shall mean all intellectual property, proprietary material and information including but not limited to clinical and non-clinical data, technical information, know-how, experience, inventions, discoveries, trade secrets, compositions of matter and methods, whether currently existing as of the Effective Date or developed or obtained during the course of this Agreement and whether or not patentable or confidential, that are now or in the future become Controlled by a Party or its Affiliates and that are necessary to use, research, develop, seek Regulatory Approval, manufacture or sell, including, without limitation, various chemical forms, formulations, combinations, back-ups, modes of delivery and methods of use of Compounds, Analogues and/or Drug Products.

1.34. “MHLW” shall mean the Japanese Ministry of Health, Labour and Welfare or any successor agency thereto.

1.35. “NaV Target” shall mean one or more voltage-gated sodium channel(s).

1.36. “NDA” shall mean an application submitted to a Regulatory Authority for marketing approval of a Drug Product, including (a)(i) a New Drug Application, Product License Application or Biologics License Application filed with the FDA or any successor applications or procedures, or (ii) any foreign equivalent thereof, and (b) all supplements and amendments (and any foreign counterparts) that may be filed with respect to the foregoing.

1.37. “Net Sales” shall mean with respect to any Drug Product the gross amount invoiced by or on behalf of Novartis and any Novartis Affiliate, licensee or sublicensee for that Drug Product sold to Third Parties other than licensees or sublicensees in bona fide, arm’s-length transactions, less customary deductions, determined in accordance with Novartis’ standard accounting methods as generally and consistently applied by Novartis, to the extent included in the gross invoiced sales price of any Drug Product or otherwise directly paid or incurred by Novartis, its Affiliates or sublicensees with respect to the sale of such Drug Product, such as:

(i)	free goods;

(ii)	cash discounts;

(iii)	direct to customer discounts;

(iv)	charge-backs;

(v)	Medicaid rebates;

(vi)	discount card programs;

(vii)	amounts repaid or credited by reasons of defects, rejection recalls, returns;

(viii)	tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income);

(ix)	delayed ship order credits;

(x)	all insurance expenses included in the invoice price;

(xi)	amounts credited for uncollectible amounts on previously sold products;

(xii)	deduction of two percent (2%) for distribution and warehousing expenses; and

(xiii)	any other reduction or specifically identifiable amounts included in the Drug Product’s gross invoice that should be credited for reasons substantially equivalent to those listed above;

all as determined in accordance with Novartis’ usual and customary accounting methods, which are in accordance with International Financial Reporting Standards as consistently applied at Novartis. Sales from

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Novartis to its Affiliates shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.

Further:

(a)	In the case of any sale or other disposal of a Drug Product between or among Novartis and its Affiliates, licensees and sublicensees, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s length sale thereafter to a Third Party;

(b)	In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Drug Product is paid for, if paid for before shipment or invoice;

(c)	In the case of any sale or other disposal for value, such as barter or counter-trade, of any Drug Product, or part thereof, other than in an arm’s-length transaction exclusively for money, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Drug Product in the country of sale or disposal;

(d)	In the event the Drug Product is sold in a finished dosage form containing a Compound in combination with one or more other active ingredients (a “Combination Product”), the Net Sales of the Drug Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above in this Section) of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in a particular country of the Drug Product when sold separately in finished form and B is the weighted average sale price in that country of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for both the Drug Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, such agreement shall not be unreasonably withheld.

1.38. “Novartis Development Intellectual Property” shall mean all Patents and Know-How Controlled by Novartis or its Affiliates and necessary for the development or commercialization of a Compound or Analogue subject to the Development Option that are made, conceived or reduced to practice alone or jointly by Novartis or its Affiliates beginning from the time Evotec discontinues all efforts on such Compound or Analogue under the Research Program until the time the Development Option on such Compound comes into existence.

1.39. “Novartis Intellectual Property” shall mean all Novartis Patents and Novartis Know-How.

1.40. “Novartis Know-How” shall mean all Know-How Controlled by Novartis or its Affiliates relating to the Research Collaboration, Compounds or Drug Products under this Agreement and existing as of the Effective Date.

1.41. “Novartis Materials” shall have the meaning set forth in Section 6.4.

1.42. “Novartis Patents” shall mean all Patents Controlled by Novartis or its Affiliates (other than by virtue of the licenses granted to it and its Affiliates hereunder) relating to the Research Collaboration, Compounds or Drug Products under this Agreement and existing as of the Effective Date. A list of Novartis Patents, if any, is appended hereto as Annex 2.

1.43. “Other Party” shall have the meaning set forth in Section 9.3.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.44. “Parties” shall mean Evotec and Novartis, and each individually shall be a “Party.”

1.45. “Patents” shall mean all patent filings and utility model filings, whether granted (issued), or pending and all foreign counterparts of any of the foregoing, including but not limited to patent applications, continuations, continuations-in-part, additions, divisionals, provisionals or any substitute applications, black box applications, registration applications, supplementary protection certificate applications, and including granted (issued) patents with respect to any of such application, including reissue patents, re-examination patents, renewal patents, extensions including supplementary protection certificates, confirmation patents or registration patents and patents of addition.

1.46. “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.47. “Phase I Clinical Trial” shall mean a study in humans which provides for the first introduction in humans of a Drug Product, conducted in normal volunteers or patients to obtain information on safety, tolerability, pharmacological activity or pharmacokinetics, or meeting the requirements of 21 C.F.R. §312.21(a).

1.48. “Phase II Clinical Trial” shall mean, with respect to a Drug Product, a clinical study of such Drug Product in patients intended to demonstrate efficacy, safety and tolerability, as well as to define the dosage regimen and dose range required for the Drug Product in a designated indication, or meeting the requirements of 21 C.F.R. §312.21(b).

1.49. “Phase III Clinical Trial” shall mean, with respect to a Drug Product, a clinical study of such Drug Product in patients intended to support the Regulatory Filing for Regulatory Approval for the Drug Product in a designated indication, or meeting the requirements of 21 C.F.R. §312.21(c).

1.50. “Project Intellectual Property” shall mean any and all Know-How and Patents which are made, conceived or reduced to practice alone or jointly by Evotec, Affiliates of Evotec, Novartis, Affiliates of Novartis, or any employee, agent or Third Party acting on its or their behalf in connection with any research, development or other work performed under or in connection with the Research Collaboration. In addition, Project Intellectual Property shall also include all Know-How and Patents which are made, conceived or reduced to practice alone or jointly by Evotec and Affiliates of Evotec in anticipation of any research, development or other work performed under or in connection with the Research Collaboration from the earlier of (i) the Effective Date or (ii) the date of disclosure of each Target to Evotec.

1.51. “Receiving Party” shall have the meaning set forth in Section 8.1.

1.52. “Regulatory Approval” with respect to a country shall mean all authorizations by the appropriate governmental entity or entities necessary for commercial sale of a Drug Product in that country including, without limitation and where applicable, approval of labeling, price, reimbursement and manufacturing.

1.53. “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department bureau or other governmental entity with authority over the marketing, pricing or sale of a pharmaceutical product in a country, including the FDA, EMEA and MHLW, as applicable.

1.54. “Regulatory Filing” shall mean with respect to each Drug Product the submission to the relevant Regulatory Authority of any appropriate regulatory application, and shall include, without limitation, any submission to a regulatory advisory board, marketing authorization application, supplementary application or variation thereof, or any equivalent applications.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.55. “Research Collaboration” shall mean all activities undertaken under this Agreement in connection with any Research Program.

1.56. “Research Plan” shall have the meaning set forth in Section 2.1(a).

1.57. “Research Program” shall mean either or both of Research Program One and Research Program Two.

1.58. “sPoC” shall mean the selection and approval of a Compound or Analogue solely by Novartis through its (or its Affiliate’s) Disease Area Decision Board (DADB) and through its (or its Affiliate’s) Translational Research and Translational Development Board (TRTDB) or a decision board with similar function, to be tested in IND-enabling studies with the goal to either generate sufficient information to support transition to further development or to validate a critical scientific hypothesis.

1.59. “Target” shall mean any target designated by Novartis pursuant to Section 2.1(a) and approved by the Joint Steering Committee pursuant to Section 2.4(a)(ii) at any time.

1.60. “Territory” shall mean all the countries in the world.

1.61. “Third Party” shall mean any Person or entity which is not a Party or an Affiliate of any Party to this Agreement.

1.62. “Valid Claim” shall mean a claim of any Patent, that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and that has not been lost through interference proceedings or by intentional or unintentional abandonment.

ARTICLE II

RESEARCH COLLABORATION

2.1 Research Program(s)

(a) Under this Agreement, the Parties shall collaborate on at least one, but up to two, Research Program(s), consisting of “Research Program One” and, if applicable, “Research Program Two.” With respect to each Research Program, the Parties shall collaborate in good faith to develop a research plan, which shall outline the overall objectives of this Agreement with respect to such Research Program, including, but not limited to, identification of the Target designated by Novartis and approved by the Joint Steering Committee pursuant to conditions set forth in Section 1.59, general work flow, the roles and responsibilities of each Party and deliverables for each of the Parties (a “Research Plan”). An initial outline of the Research Plan with respect to Research Program One shall be attached to this Agreement as Annex 4. Within sixty (60) calendar days following the Effective Date of this Agreement, Novartis and Evotec shall develop and agree to a final Research Plan with respect to Research Program One. At any time prior to the third (3rd) anniversary of the Effective Date, Novartis and Evotec may develop and agree to a proposed Research Plan with respect to Research Program Two. The date upon which the final Research Plan for the first Target under each Research Program is approved by the Joint Steering Committee shall be the “Commencement Date” for such Research Program, unless otherwise mutually agreed to in writing by the Parties. Novartis may, at any time during the Collaboration Period, substitute a new Research Plan for a new Target under either or both Research

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Program(s) by submitting such new Research Plan for approval by the Joint Steering Committee pursuant to conditions set forth in Section 1.59. Any Research Plan may be reviewed by the Joint Steering Committee from time to time, as necessary. Any disagreements between the Parties with respect to any Research Plan shall be resolved in accordance with Section 2.4(e) of this Agreement.

(b) Novartis may, in its sole discretion, terminate either or both Research Program(s) upon one hundred eighty (180) calendar days’ prior written notice.

2.2 Collaboration Period

The obligations of the Parties and the terms and conditions of this Article II shall expire on the third (3rd) anniversary of the Effective Date (the “Collaboration Period”), unless earlier terminated in accordance with the provisions of this Agreement or extended pursuant to the following sentence. Novartis may, in its sole discretion, extend the Collaboration Period for two (2) additional one-year periods.

2.3 Obligations of Evotec

(a) Evotec shall use commercially reasonable efforts to fulfill its obligations under the Research Plan(s). The Parties agree that the objectives of the Research Program as defined in the Research Plan are target objectives. Evotec’s ability to fulfill these objectives is inter alia at least in part dependent on technical parameters defined from time to time by the Joint Steering Committee. Evotec and Novartis agree that any failure to meet the Research Program objectives shall not be deemed a material breach by Evotec of its obligations under the Agreement, provided that Evotec operates in accordance with best commercial practice to fulfill the objectives in accordance with the instructions of the Joint Steering Committee.

(b) Within at least ten (10) calendar days prior to each scheduled quarterly meeting of the Joint Steering Committee, Evotec shall provide a report to the Joint Steering Committee detailing its progress with respect to the Research Plan(s), such report to include all Compounds made up to the time of such report.

(c) Upon achievement of the second milestone set forth in Section 5.2(a) for each Target, Evotec shall deliver to Novartis the Compound subject to such milestone, all Compounds made prior to the achievement of such milestone, where sufficient quantities are available, and all Know-How, including but not limited to data and information, related to such Compound(s), all as more fully described in the relevant Research Plan.

2.4 Joint Steering Committee

(a) Upon execution of this Agreement, Evotec and Novartis will establish a Joint Steering Committee (“Joint Steering Committee”), which shall consist of an equal number of representatives from each of Evotec and Novartis, who may be executives or scientists as may be designated by each Party from time to time. The Joint Steering Committee shall initially have a total of six (6) members, with each of Novartis and Evotec having one (1) vote. The chairperson of the Joint Steering Committee will be appointed by Novartis. The Joint Steering Committee shall hold its first meeting within thirty (30) calendar days after the Effective Date. Thereafter, the Joint Steering Committee shall meet quarterly, or with such other frequency as may be established by the Joint Steering Committee, and at such times and locations as may be established by the Joint Steering Committee, for the following purposes:

(i)	Provide general oversight of the Research Collaboration;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(ii)	Review and approve each Target designated by Novartis pursuant to Section 2.1(a), provided that Evotec may veto a Target if the selection of such Target would cause a conflict of interest under an agreement existing as of the date of disclosure of such Target to Evotec between a Third Party and Evotec or an Affiliate of Evotec, or such Target is part of any internal research program initiated prior to the date of disclosure of such Target to Evotec at Evotec or an Affiliate of Evotec. The identity of the Third Party and the terms of the agreement causing such conflict need not be disclosed to Novartis;

(iii)	Periodically review the overall goals and strategy of the Research Collaboration and consider changes to the Research Plan(s);

(iv)	Prioritize and approve the allocation of resources dedicated to the Research Program(s); and

(v)	Resolve any disagreement between the Parties and discuss and resolve any other relevant issues submitted to it, in accordance with the dispute resolution procedure set forth in Section 2.4(e) below.

(b) Each Party shall bear all expenses incurred by its delegates in connection with their participation on the Joint Steering Committee.

(c) Meetings may be held in person, by video conference or by teleconference, as the Joint Steering Committee may determine. The location for in person meetings will alternate between Evotec’s office located in Abingdon, UK and Novartis’ and its Affiliates’ offices located in Horsham, UK, Basel, Switzerland or such other location as designated from time to time by Novartis. Each Party shall be entitled to bring visitors to participate in meetings of the Joint Steering Committee; provided that (i) the other Party is notified in advance, (ii) such visitors are reasonably acceptable to the other Party, and (iii) such visitors are subject to obligations of confidentiality and non-use to the inviting Party no less burdensome than as set forth in Article VIII. A Party may call a meeting of the Joint Steering Committee upon reasonable notice to the other Party, such notice requirement being deemed waived by a Party’s attendance and participation. Conversations between members of the Joint Steering Committee shall not be deemed to be meetings thereof absent a call for a meeting, whether mutual or unilateral, or a meeting being otherwise scheduled.

(d) The Joint Steering Committee shall have the authority to create additional subcommittees as needed. Neither the Joint Steering Committee nor any subcommittee of the Joint Steering Committee shall have the authority to amend or modify the terms of this Agreement.

(e) The Joint Steering Committee shall make all decisions unanimously. If the Joint Steering Committee cannot or does not, after good faith efforts, reach agreement on an issue, then the matter will be jointly reviewed and decided in a reasonable period of time by Novartis’ or its Affiliate’s Head of Biology for Fast Follower (or such other individual of similar seniority as may be designated from time to time by Novartis’ or its Affiliate’s Head of Global Discovery Chemistry) and Evotec’s head of R&D (or such other individual of similar seniority as may be designated from time to time by Evotec). If the matter cannot be resolved by these two individuals, the matter will then be jointly reviewed and decided in a reasonable period of time by Novartis’ or its Affiliate’s Head of Global Discovery Chemistry (or such other individual of similar seniority as may be designated from time to time by Novartis or its Affiliate) and Evotec’s COO (or such other individual of similar seniority as may be designated from time to time by Evotec). In the event that the Parties remain unable to reach a unanimous decision, Novartis shall have the deciding vote, except if the decision will have the result of (i) extending the Research Program beyond the end of the Collaboration Period (ii) altering the scope of the Research Program leading to unreasonable additional costs for Evotec, unless Novartis agrees to adjust payments to Evotec to cover such unreasonable additional costs, or (iii) otherwise leading to

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

unreasonable alterations in Evotec’s Research Program-specific cost calculations, unless Novartis agrees to adjust payments to Evotec to cover such unreasonable alterations or (iv) causing a conflict of interest with contractual undertakings made by Evotec or an Affiliate of Evotec to Third Parties prior to the disclosure of such issue to the Joint Steering Committee, or with internal research programs at Evotec or an Affiliate of Evotec existing prior to the disclosure of such issue to the Joint Steering Committee.

2.5 Exchange of Information; Use of Technology

(a) Evotec and Novartis and their respective Affiliates will share information with the Joint Steering Committee necessary to facilitate mutual understanding of the status of the Research Collaboration and decision-making in connection therewith.

(b) Neither Evotec nor any of its Affiliates shall use information disclosed by Novartis or its Affiliates (excluding information which is no longer subject to confidentiality restrictions under Article VIII by reason of the exceptions set forth in Sections 8.2(a), (b), (c), (d) and (e)) for any purpose, including the filing of Patents containing such information without Novartis’ consent, other than for carrying out the objectives of the Research Collaboration or discharging its responsibilities under this Agreement.

(c) Except as otherwise set forth in this Agreement, neither Party shall be entitled to information from the other Party concerning know-how, information or technology discovered or developed by that Party outside of such Party’s obligations under this Agreement and the Research Plan or in connection with the development of Drug Products; except that each Party must disclose to the Joint Steering Committee as soon as practicable any and all Project Intellectual Property.

(d) Neither Party nor any of their respective Affiliates will apply its rights in any information or technology or the use thereof (and will use commercially reasonable efforts to prevent its licensees, if any, from applying similar rights acquired by license) to block or impede the use of such information or technology as permitted hereunder by the other Party or its assignees or licensees.

2.6 Primary Data Access

Evotec shall grant to Novartis and its Affiliates access to all data (including, without limitation, all primary data and data contained in laboratory notebooks (for which Novartis collaboration laboratory notebooks are always to be used)) that relates to the Research Collaboration and/or is generated in the course of performing Evotec’s obligations under this Agreement. Evotec shall comply with Novartis’ standard procedures for maintaining laboratory notebooks, including, but not limited to signing, witnessing, storing and archiving completed notebooks. Such original notebooks shall be the property of Novartis, and Evotec shall return all original notebooks (both completed and uncompleted) to Novartis at Novartis’ request and expense. Prior to returning such original notebooks to Novartis, Evotec shall make and retain only one true and complete copy of each such notebook at Novartis’ expense. Novartis and its Affiliates shall also have the right, at reasonable intervals, upon reasonable notice to Evotec and at Novartis’ own expense, to have authenticated copies of such data and notebooks made to use and transfer as permitted hereunder. Any data not otherwise contained in laboratory notebooks shall be provided to Novartis in the format designated by Novartis in its sole discretion at Novartis’ expense. Evotec may retain for itself a copy of all original laboratory notebooks returned to Novartis, and all other data provided to Novartis, for archival purposes.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE III

LICENSES AND EXCLUSIVITY

3.1 Exchange of Research Use Only Licenses

(a) Novartis hereby grants to Evotec a non-exclusive, royalty free, non-fee-bearing, research-use only license to practice any Novartis Intellectual Property and Project Intellectual Property required by Evotec to meet Evotec’s obligations under the Research Collaboration solely during the Collaboration Period.

(b) Evotec hereby grants to Novartis and its Affiliates a non-exclusive, royalty free, non-fee-bearing, research-use only license to practice any Evotec Intellectual Property required by Novartis or its Affiliates to meet Novartis’ obligations under the Research Collaboration solely during the Collaboration Period.

3.2 Non-Exclusive Licenses

(a) To the extent that Evotec Intellectual Property is required to develop or commercialize any Compound or Drug Product in any jurisdiction, Evotec hereby grants to Novartis and its Affiliates a non-exclusive, worldwide, royalty free, perpetual, non-fee-bearing, sub-licensable license to such Evotec Intellectual Property to develop and/or commercialize any Compound or Drug Product in such jurisdiction.

(b) To the extent that Project Intellectual Property is (i) generated relating to Evotec’s generic technology, methodology or processes during the Research Collaboration and (ii) is unrelated directly or indirectly to a Compound, but subject to the provisions of Section 3.4 below, Novartis hereby grants Evotec and its Affiliates a perpetual, worldwide, royalty-free, non-exclusive, non-sublicensable, non-transferrable, license to such Project Intellectual Property for research purposes and Third Party fee-for-services arrangements only.

3.3 No Implied Licenses

Except as set forth elsewhere in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication, estoppel or otherwise, in any information or materials provided to it under this Agreement or under any Patents Controlled by the other Party or its Affiliates.

3.4 Evotec Target and Compound Exclusivity

(a) During the term of this Agreement and for a period of three (3) years after Novartis and its Affiliates terminate all development efforts with respect to all Compounds directed at each Target, except as otherwise set forth in this Agreement, neither Evotec nor its Affiliates will work on such Target and/or any Compound or Analogue directed at such Target in the Field in the Territory, either solely or in collaboration with any Third Party, other than with Novartis and its Affiliates. This Section shall not apply in case of termination of this Agreement by Evotec due to material breach by Novartis or its Affiliates pursuant to Section 9.2(a).

(b) In addition, during the Collaboration Period, except as otherwise set forth in this Agreement, neither Evotec nor its Affiliates will work on any Nav Target, and/or any Compound or Analogues directed at any Nav Target, in the Field in the Territory, either solely or in collaboration with any Third Party, other than with Novartis and its Affiliates. Evotec may from time to time request that it be

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

permitted to work on a Nav Target, other than a Target, the Field in the Territory, either solely or in collaboration with any Third Party, other than with Novartis and its Affiliates, and Novartis shall consider granting such request on a case by case basis, in its sole discretion.

ARTICLE IV

DEVELOPMENT AND COMMERCIALIZATION

4.1 Development Responsibilities

Novartis and its Affiliates shall be responsible for and have sole discretion concerning all aspects of the development and commercialization of all Compounds, Analogues and Drug Products, including without limitation, development and implementation of a regulatory strategy; determination of the indications for Drug Product development; formulation, packaging and labeling of Drug Products; and manufacture, marketing, pricing, promotion, sale and distribution of Drug Products.

4.2 Development Obligations

Novartis or its Affiliates shall use Commercially Reasonable Efforts to develop the Compound(s) into Drug Products. Novartis shall prepare and submit to Evotec development reports on an annual basis which provide a general overview of the status of the program(s) to develop the Compound(s) into Drug Products.

4.3 Evotec Development Option; Development Reports

Novartis shall notify Evotec in writing within ninety (90) calendar days in the event that Novartis and its Affiliates discontinue all efforts directed at a Target, but only if a Compound that modulates such Target has previously achieved CSP. Evotec may then assume from Novartis and its Affiliates all rights to develop and commercialize such Compound(s) that (i) modulate such Target and (ii) have achieved CSP (the “Development Option”) by notifying Novartis in writing within ninety (90) calendar days of receipt of the previous notice from Novartis. Upon Evotec’s exercise of the Development Option for a Compound, then with respect to such Compound only: (i) Novartis’ rights and obligations under Section 4.1 shall transfer to Evotec (with necessary changes to reflect the context), (ii) Novartis shall grant Evotec a non-exclusive, royalty free, non-fee-bearing, non-sublicensable (except to Third Party contract research organizations or an Affiliate of Evotec for fulfilling Evotec’s rights with respect to such Compound under Section 4.1), non-transferable license to practice the Project Intellectual Property and Novartis Development Intellectual Property solely to develop and/or commercialize such Compound or Drug Product in the Field in the Territory, (iii) Novartis’ and Evotec’s rights and obligations under Sections 3.2, 3.4(a), 4.2, 5.2, 5.3 and 5.5 shall be extinguished and (iv) Evotec shall thereafter prepare and submit to Novartis reports on a semi-annual basis which set forth in detail all Know-How and Patents acquired or created regarding such Compound during the previous period and all development and commercialization activities that are ongoing and planned for the following quarterly period. For purposes of clarity, the Development Option may be exercised by Evotec any number of times, depending upon the number of Compounds that become eligible pursuant to the above criteria, but only once per eligible Compound. Evotec may not grant any right to any Third Party regarding any Compound for which the Development Option has been exercised that would encumber Novartis’ rights under Section 4.4 in any way.

4.4 Novartis Buyback Right

(a) Evotec shall notify Novartis in writing immediately in the event that any Compound for which Evotec has exercised the Development Option reaches the end of a Phase II Clinical Trial, as

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

demonstrated by proof of concept and/or effectiveness, indicating acceptable safety and tolerability, and providing definition for the effective dose range as indicated by the results of the definitive dose range finding study via unblinding of the doses used in the Phase II Clinical Trial to form the basis of dosing information for Phase III Clinical trials. Such written notice shall also include a report which sets forth in detail all Know-How and Patents acquired or created by Evotec in the course of its development and commercialization efforts on such Compound. Evotec shall also promptly update Novartis with any additional Know-How and Patents that arise after the date on which Evotec so notifies Novartis.

(b) Novartis shall have the right to reacquire from Evotec all rights to develop and commercialize any Compound for which Evotec has exercised the Development Option, together with all Know-How and Patents related to such Compound and acquired or created by Evotec subsequent to its exercise of the Development Option for such Compound (the “Buyback Right”). The Buyback Right shall apply to a Compound beginning on the date that Evotec exercises the Development Option for such Compound, and shall expire ninety (90) calendar days after Novartis receives the notice required under Section 4.4(a) for such Compound. Novartis may exercise a Buyback Right at any time before such Buyback Right expires, by providing written notice to Evotec. Upon Novartis’ exercise of the Buyback Right on a Compound, then with respect to such Compound only: (i) all Know-How and Patents regarding such Compound acquired or created by Evotec subsequent to its exercise of the Development Option shall thereafter be deemed to be Project Intellectual Property, (ii) Evotec’s rights and obligations under Section 4.1 shall be restored to Novartis, (iii) the license granted by Novartis to Evotec pursuant to Section 4.3(ii) shall terminate, (iv) Novartis’ and Evotec’s rights and obligations under Sections 3.2, 3.4(a), 4.2, 5.2, 5.3 and 5.5 shall be restored, (v) Section 5.4 shall apply, and (vi) Evotec shall no longer be required to prepare or deliver semi-annual Patent, Know-How, development and commercialization reports. For purposes of clarity, the Buyback Right may be exercised by Novartis any number of times, depending upon the number of Compounds that become eligible pursuant to the above criteria, but only once per eligible Compound.

(c) If the Buyback Right with respect to a Compound expires unexercised, then: (i) Evotec shall no longer be required to prepare or deliver Patent, Know-How, development and commercialization reports with respect to such Compound, (ii) the license granted by Novartis to Evotec pursuant to Section 4.3(ii) shall convert into a non-exclusive, royalty bearing (as provided below in this Section 4.4(c)), sublicensable, transferable license to practice the Project Intellectual Property and Novartis Development Intellectual Property solely as necessary to develop and/or commercialize such Compound or Drug Product in the Field in the Territory, (iii) in reference to Article VI, the Parties shall meet to determine the allocation of rights, obligations and responsibilities for the prosecution, maintenance, enforcement and ownership of the Project Intellectual Property related to such Compound, and (iv) Evotec shall pay to Novartis or its designee the following royalties in respect of worldwide, aggregate, annual Net Sales of all Drug Products (cumulatively) which contain such Compound after First Commercial Sale:

[***] percent ([***]%) on that amount of worldwide, aggregate, annual Net Sales that is less than or equal to $[***]

[***] percent ([***]%) on that amount of worldwide, aggregate, annual Net Sales that is greater than $[***]

Such royalties shall be paid to Novartis on terms reciprocal to those set forth in Sections 5.3 (other than the royalty amounts), 5.5 and 5.6 for royalties payable to Evotec.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE V

PAYMENTS

5.1 Research Program Payments

(a) Novartis or its Affiliates shall make a one-time, non-refundable up-front payment of [***] US Dollars (US$[***]) for Research Program One within sixty (60) calendar days after the receipt by Novartis of Evotec’s Invoice for the same, which Invoice may be sent after the Effective Date of this Agreement. Such up-front payment shall constitute consideration for access to Evotec Intellectual Property during the first three (3) years of the Collaboration Period. For clarity, access to Evotec Intellectual Property during the Collaboration Period after the first three (3) years will be provided free of charge. For further clarity, this up-front payment shall be made only once for Research Program One, regardless of the number of Research Plans or Targets pursued under Research Program One, and shall not be made for Research Program Two.

(b) Novartis shall make research payments to Evotec in connection with each Research Program equal to [***] US Dollars (US$[***]) per FTE assigned to such Research Program per year. Such payments shall be (i) made quarterly (based, for Research Program One, on the Effective Date, and, for Research Program Two, on the Commencement Date of Research Program Two) in arrears, (ii) based on the actual number of FTEs assigned to such Research Program during the preceding quarter and (iii) paid within sixty (60) calendar days after the receipt by Novartis of Evotec’s Invoice for the same. The total payments to Evotec for FTEs assigned to each Research Program shall not exceed [***] US Dollars (US$[***]) per year for the Collaboration Period. At no time during the Collaboration Period shall more than two (2) FTEs out of the total number of FTEs assigned to each Research Program be devoted to managerial activities. Evotec is entitled to limit the number of FTEs assigned to each Research Program based on the funding levels set forth above. For the purpose of clarity, but subject to 5.1 (c), standard reagents, consumables and travel are included in the research funding set forth above.

(c) Evotec may use Third Parties to generate specialty reagents or to conduct research in connection with the Research Collaboration, subject to Novartis’ prior written approval, and provided that all such Third Parties agree in writing (i) that all intellectual property generated by such Third Party during the course of such research shall be deemed to be Project Intellectual Property, (ii) to take all steps required under all applicable law(s) relating to inventions of employees, at their own expense, to secure exclusive ownership of such Project Intellectual Property on behalf of Novartis and its Affiliates and (iii) to grant Novartis and its Affiliates a non-exclusive, non-fee-bearing, royalty-free, sub-licensable license to all Patents and Know How Controlled by such Third Party and required to develop or commercialize any Compound or Drug Product in any jurisdiction. Novartis will reimburse Evotec for reasonable and auditable specialty reagents and Third Party direct research expenses incurred in connection with each Research Program, provided that such expenses are (1) approved in advance in writing by Novartis, and in Novartis’ sole discretion, (2) related solely to activities conducted under such Research Program, and (3) fully documented, such documentation to accompany any Invoice for such amounts. The maximum reimbursement for each Research Program is limited to (i) [***] US Dollars (US$[***]) per year (pro rated) for the first eighteen (18) months of the Collaboration Period for each Research Program and (ii) [***] US Dollars (US$[***]) per year (pro rated) for the remainder of the Collaboration Period for each Research Program. Evotec is entitled to limit the use of specialty reagents and Third Party research expenses under this Agreement accordingly. Notwithstanding the foregoing, if Novartis substitutes a new Target under either or both Research

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Program(s) pursuant to Section 2.1(a), then the eighteen (18) month period during which reimbursement is limited to [***] US Dollars (US$[***]) per year (pro rated) shall begin again for such Research Program as of the date the Joint Steering Committee approves such new Target.

5.2 Milestone Payments

(a) Novartis or its Affiliates shall inform Evotec within sixty (60) calendar days of the achievement of any of the milestone events set forth below with respect to the development of a Compound, Analogue or Drug Product directed at a Target, and Novartis or its Affiliates shall pay to Evotec the amounts set forth below within sixty (60) calendar days following Novartis’ receipt of an Invoice from Evotec in respect of such amount.

Milestone Event	Amount
Upon the achievement of CSP	US$[***]

Upon the achievement of sPoC	US$[***]

Upon the First Patient First Visit in a Phase I Clinical Trial	US$[***]

Upon the First Patient First Visit in a Phase II Clinical Trial	US$[***]

Upon the First Patient First Visit in a Phase III Clinical Trial	US$[***]

Upon the first Regulatory Approval in the United States or any three of Japan, France, Germany, Italy, Spain or the United Kingdom	US$[***]

(b) None of the milestone events listed above shall be payable more than once per Target, and each shall be payable at the first achievement of the related milestone event for the applicable Compound or Drug Product and shall not be payable again if subsequently another Compound directed to the same Target or a Combination Product containing a Compound directed to the same Target would achieve the same milestone event.

5.3 Royalties

(a) Novartis or its Affiliates shall pay to Evotec the following royalties in respect of worldwide, aggregate, annual Net Sales of all Drug Products (cumulatively) after First Commercial Sale:

[***] percent ([***]%) on that amount of worldwide, aggregate, annual Net Sales that is less than or equal to $[***]

[***] percent ([***]%) on that amount of worldwide, aggregate, annual Net Sales that is greater than $[***] but less than or equal to $[***]

[***] percent ([***]%) on that amount of worldwide, aggregate, annual Net Sales that is greater than $[***]

Notwithstanding the foregoing, no royalties shall be payable to Evotec for Net Sales of any Drug Product in a country in which no Valid Claim of Project Intellectual Property exists with respect to such Drug Product, and Net Sales in such countries shall not be included for the purposes of determining the applicable royalty rate.

(b) In the event that Novartis or any of its Affiliates reasonably determines in its sole discretion that it would be useful to acquire rights from one or more Third Parties to develop, manufacture,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

commercialize or sell a Drug Product, then [***] percent ([***]%) of any amounts payable to such Third Party shall be deductible from the amounts payable to Evotec under Section 5.3(a). In no event shall this deduction exceed [***] percent ([***]%) of the amount otherwise payable to Evotec pursuant to Section 5.3(a). In the event that the amount Novartis or its Affiliates is entitled to deduct hereunder exceeds the amount of any individual payment due to Evotec, Novartis or its Affiliates shall be entitled to deduct amounts from any subsequent payment(s) until the entire amount to which Novartis or its Affiliates is entitled to deduct has been so deducted.

(c) In the event that it is necessary for Novartis or its Affiliates to pay Third Party royalties, milestones or license fees in order to obtain rights to avoid infringement of such Third Party’s rights to develop, manufacture, commercialize or sell a Drug Product, then [***] percent ([***]%) of any amounts payable to such Third Parties shall be deductible from the amounts payable to Evotec under Section 5.3(a). In no event shall this deduction exceed [***] percent ([***]%) of the amount otherwise payable to Evotec pursuant to Section 5.3(a). In the event that the amount Novartis or its Affiliates is entitled to deduct hereunder exceeds the amount of any individual payment due to Evotec, Novartis or its Affiliates shall be entitled to deduct amounts from any subsequent payment(s) until the entire amount to which Novartis or its Affiliates is entitled to deduct has been so deducted.

(d) Royalties as outlined in this Section 5.3 shall be payable on a quarterly basis within sixty (60) calendar days following Novartis’ receipt of an Invoice from Evotec in respect of such payment.

5.4 Buyback Right Payments

In the event that Novartis exercises the Buyback Right with respect to a Compound prior to or upon the First Patient First Visit in a Phase II Clinical Trial for such Compound, then Novartis or its Affiliates shall pay to Evotec (i) [***] (ii) [***] (if any) that would have been paid with respect to such Compound pursuant to Section 5.2 but for Evotec’s exercise of the Development Option for such Compound, each within sixty (60) calendar days after the receipt by Novartis of Evotec’s Invoice for the same.

In the event that Novartis exercises the Buyback Right with respect to a Compound after the First Patient First Visit in a Phase II Clinical Trial for such Compound, then Novartis or its Affiliates shall pay to Evotec (i) [***] (ii) [***] (if any) that would have been paid with respect to such Compound pursuant to Section 5.2 but for Evotec’s exercise of the Development Option for such Compound, each within sixty (60) calendar days after the receipt by Novartis of Evotec’s Invoice for the same.

5.5 Sales Reports

(a) During the period of time that royalties are payable pursuant to Section 5.3 (subject to Section 9.5(c)) and after the First Commercial Sale of a Drug Product, Novartis or its Affiliates shall furnish or cause to be furnished to Evotec on a quarterly basis a sales report covering each calendar quarter with respect to such Drug Product. With respect to sales of Drug Products invoiced in United States Dollars, the Net Sales amounts and the amounts due to Evotec hereunder shall be expressed in United States Dollars. With respect to sales of Drug Products invoiced in a currency other than United States Dollars, the Net Sales and amounts due to Evotec hereunder shall be expressed in the domestic currency of the Party making the sale, together with the United States Dollar equivalent of the amount payable to Evotec, calculated using Novartis’ then-current standard exchange rate methodology applied in its external reporting (which is ultimately based on official rates such as Reuters and the European Central Bank) for the conversion of foreign currency sales into United States Dollars. Novartis shall

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

furnish to Evotec appropriate evidence of payment of any tax or other amount required by applicable laws or regulations to be deducted from any royalty payment, including any tax or withholding levied by a foreign taxing authority in respect of the payment or accrual of any royalty. Sales reports shall be due on the sixtieth (60th) Business Day following the close of each calendar quarter. Novartis or its Affiliates shall keep accurate records in sufficient detail to enable the amounts due hereunder to be determined and to be verified by Evotec.

(b) If at any time legal restrictions prevent the prompt remittance of any payments with respect to any country of the Territory where a Drug Product is sold, Novartis or its Affiliates or its sublicensees shall convert the amount owed into US Dollars and remit payment from another source of funds.

5.6 Terms of Payment

All payments shall be made without deduction for withholding or other similar taxes, in United States Dollars by direct wire transfer to the credit of such bank account as may be designated in writing by Evotec to Novartis from time to time. Any payments which fall due on a date which is not a Business Day may be made on the following Business Day.

5.7 Audit

(a) Novartis shall keep, and shall cause its Affiliates and their licensees and sublicensees to keep, for three (3) years from the date of each payment of royalties under this Agreement complete and accurate records of sales of each Drug Product in sufficient detail and in accordance with International Financial Reporting Standards to allow the accurate determination of accrued royalties. Evotec shall keep, and shall cause its Affiliates and their licensees and sublicensees to keep, for three (3) years from the date of each payment made to or by Evotec under this Agreement complete and accurate records and books of accounts in accordance with International Financial Reporting Standards, and such records and books of accounts shall contain all data reasonably required to allow the accurate determination of Research Collaboration related expenses, number of FTEs employed, and accrued royalties (if any). Each Party shall notify the other in the event that it changes the accounting principles pursuant to which its records are maintained, it being understood that only internationally recognized accounting principles may be used.

(b) For the purposes of the audit rights described herein, and among the Parties, a Person subject to an audit in any given year will be referred to as the “Auditee” and the other Party who has certain and respective rights, as defined below, to audit the books and records of the Auditee will be referred to as the “Audit Rights Holder.” Each Party may, upon request and at its own expense (except as provided for herein), cause an internationally-recognized independent accounting firm selected by it (except one to whom the Auditee has a reasonable objection), (the “Auditor”) to audit during ordinary business hours the books and records of the Auditee and the correctness of any payment made or required to be made to or by the Auditee, and any report underlying such payment (or lack thereof) pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Auditor shall enter into an appropriate confidentiality agreement with the Auditee by which the auditor shall keep confidential all information reviewed during such audit. The Auditor shall have the right to disclose to the Audit Rights Holder its conclusions regarding any under-reporting, underpayment, or overcharge by the Auditee.

(c) In respect of each audit of the Auditee’s books and records: (i) each Auditee may only be audited once per year, (ii) no records for any given year for a particular Auditee may be audited more

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

than once, (iii) the Audit Rights Holder shall only be entitled to audit books and records of the particular Auditee from the three (3) calendar years prior to the calendar year in which the audit request is made. In order to initiate an audit for a particular calendar year, the Audit Rights Holder must provide written notice to the Auditee of one or more proposed audit dates not less than forty-five (45) calendar days prior to the first proposed audit date. The Auditee shall reasonably accommodate the scheduling of such audit. The Auditee shall provide the Auditor with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit. The Auditee shall make its records available for inspection by the Auditor during business hours at such place or places where such records are customarily kept.

(d) The audit report and basis for any determination by an Auditor shall be made available for review and comment by the Auditee, and the Auditee shall have the right, at its expense, to request a further determination by such Auditor as to matters which the Auditee disputes (to be completed no more than thirty (30) calendar days after the first determination is provided to such Auditee and to be limited to the disputed matters). If the Parties disagree as to such further determination, the Audit Rights Holder and the Auditee shall mutually select an internationally-recognized independent accounting firm that shall make a final determination as to the remaining matters in dispute that shall be binding upon the Parties, and the Auditee shall bear the accounting fees in connection with such final determination, subject to Section 5.7(e). Such accountants shall not disclose to the Audit Rights Holder any information relating to the business of the Auditee except that which is properly contained in any report required hereunder or otherwise required to be disclosed to such Party to the extent necessary to verify the payments required to be made pursuant to the terms of this Agreement.

(e) If an audit shows any under-reporting, underpayment, or overcharge by any Party, that under-reporting, underpayment or overcharging shall be reported to the other Party and the relevant Party shall remit such underpayment or reimburse such overcompensation (together with interest at the rate of the 3 month USD LIBOR plus two percent (2%) per month with respect to any underpayment or overcharge) to the underpaid or overcharged Party within fifteen (15) calendar days of receiving the audit report. Further, if the audit for an annual period shows an under-reporting, underpayment or an overcharge by any Party in excess of five percent (5%) of the amounts properly determined, the underpaying or overcharging Party, as the case may be, shall reimburse the applicable underpaid or overcharged Audit Rights Holder conducting the audit, for its respective audit fees and reasonable out-of-pocket expenses in connection with such audit, which reimbursement shall be made within thirty (30) calendar days of receiving appropriate invoices and other documentation for such audit-related costs.

ARTICLE VI

INTELLECTUAL PROPERTY

6.1 Project Intellectual Property

(a) All Project Intellectual Property shall be the property of Novartis, and Novartis or its designated Affiliate shall be the sole owner of such Project Intellectual Property.

(b) Evotec shall promptly notify Novartis of all inventions made by Evotec and its employees, Evotec’s Affiliates and its employees and/or Evotec’s collaborators including, without limitation, its agents and independent contractors, made either solely or jointly in connection with or as a result of conducting the Research Collaboration. Evotec shall ensure compliance with all applicable rules, regulations and case law under all applicable law(s) relating to inventions of employees and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

collaborators, and any successor law(s) thereto. For any work conducted under this Agreement in Germany, Evotec shall ensure that it is duly notified of each such invention by the employed and/or collaborating inventor(s). Evotec shall promptly inform Novartis in writing about any such notification. Novartis shall promptly evaluate whether it has any interest in the assignment of the rights to any such invention and shall give notice to Evotec in a timely manner so that Evotec can declare its claim to any such invention to the employed German inventor(s) within the time frame prescribed by the German Law Relating to Inventions of Employees and its applicable rules, regulations and case law. Evotec shall inform Novartis about such time frame when it informs Novartis of the invention. Evotec shall be responsible for all remuneration to its employed and/or collaborating inventor(s) in accordance with the all applicable laws relating to inventions of employees and their related rules, regulations and case law.

(c) Novartis will be responsible for, and shall bear all expenses incurred in, preparing, filing, prosecuting and maintaining all Project Intellectual Property. Evotec shall provide all assistance reasonably requested by Novartis in order to permit Novartis to secure the Project Intellectual Property, and shall cause its and its Affiliates’ employees and/or collaborators, including, without limitation, its agents, independent contractors and other Third Parties conducting research on its behalf, to provide such assistance.

(d) Evotec and its Affiliates hereby assign to Novartis any and all of their right, title and interest to Project Intellectual Property and shall promptly execute all documents, provide all assistance and take all such other action as may be requested by Novartis in order to permit Novartis to secure its ownership rights under this Agreement, and shall cause any employees and/or collaborators, including, without limitation, its agents and independent contractors, to take such action. To the extent any rights in the Project Intellectual Property cannot be assigned to Novartis by Evotec and its Affiliates due to restrictions by applicable law, Evotec and its Affiliates hereby grant to Novartis and its Affiliates a perpetual, irrevocable, worldwide, royalty-free, exclusive and transferable license with the right to sub-license to practice such non-assignable rights in any manner for any purpose.

6.2 Infringement

Novartis or its Affiliates shall have the sole right, but not the obligation, to initiate and prosecute legal proceedings, at its own expense and in its own name, related to prosecution or enforcement of Project Intellectual Property. Novartis shall be entitled to enter into any settlements without any obligation to obtain the consent of, or to consult with, Evotec.

6.3 Defense and Settlement of Third Party Claims

If a Third Party asserts that a patent or other intellectual property owned by it is infringed by the importation, manufacture, use or sale of any Compounds or Drug Products, in any jurisdiction, then Novartis will have the sole right to control such defense at its own discretion and its own expense. Evotec shall provide all reasonable assistance requested by Novartis in connection with any such proceeding at Novartis’ expense.

6.4 Novartis Materials

In the course of the Research Collaboration, Novartis or its Affiliates may from time to time transfer proprietary materials (“Novartis Materials”) to Evotec. For clarity, the definition of Novartis Materials shall also be deemed to include all progeny and derivatives of any Novartis Materials. Evotec may use Novartis Materials only for the purpose of performing Evotec’s obligations under the Research Collaboration and solely during the Collaboration Period. Evotec shall acquire no rights in any Novartis Materials, shall enter into a material transfer

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

agreement in the form attached to this Agreement as Annex 5 each time Novartis Materials are transferred to Evotec, and shall comply with the provisions set forth on the form of material transfer agreement attached as Annex 5, even if no such material transfer agreement is entered into by Evotec.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties of Evotec

Evotec represents and warrants to Novartis as follows:

(a) Evotec is duly organized, validly existing and in good standing under the laws of England, with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by Evotec and constitutes the valid and binding obligation of Evotec, enforceable against Evotec in accordance with its terms, subject to bankruptcy, insolvency or similar laws of general application affecting the rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Evotec, its officers and directors on behalf of Evotec and no other corporate or other proceedings on the part of Evotec are necessary to authorize such execution, delivery and performance.

(c) Except as disclosed in writing to Novartis: (i) Evotec owns or possesses adequate licenses or other such rights to use all Evotec Intellectual Property under the Research Collaboration, and to grant the licenses herein; (ii) to the best of its knowledge, the granting of the licenses to Novartis and its Affiliates hereunder does not and will not violate any right known to Evotec of any Third Party; and (iii) Evotec has obtained all necessary consents from Third Parties in order to allow it to enter into this Agreement and perform its obligations hereunder; and (iv) Evotec has secured from any and all employees, contractors, directors, and officers of Evotec and its Affiliates who are or may become involved in the Research Collaboration, the obligation to assign any and all intellectual property rights relating to the Research Collaboration to Evotec, or to another party as directed by Evotec.

(d) Evotec has caused, and will cause, any employee and/or collaborator including, without limitation, any agent, independent contractor or other Third Party who conducts work on the Research Collaboration to disclose all Project Intellectual Property and assign all rights in the Project Intellectual Property to Novartis.

(e) Execution of this Agreement and consummation of the transactions contemplated hereby and thereby will not: (i) result in the violation of or conflict with any of the terms and provisions of the organizational documents of Evotec; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment or obligation to which Evotec or its Affiliates is a party; or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Evotec or its Affiliates.

(f) Any animals used in experiments conducted under the Research Collaboration will be used and disposed of in strict accordance with all applicable laws and regulations, but in any event at least by

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

United States standards (see the Animal Welfare Act and Regulations at: http://www.nal.usda.gov/awic/legislat/usdaleg1.htm), and will under no circumstances be used as food for humans or animals.

(g) None of Evotec, its Affiliates, or their respective employees and agents involved in the Research Collaboration has been or is in the process of being debarred under Section 306(a) or (b) of the U.S. Federal Food, Drug and Cosmetic Act.

7.2 Representations and Warranties of Novartis

(a) Novartis is duly organized, validly existing and in good standing under the laws of Bermuda with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) Novartis represents and warrants to Evotec that this Agreement has been duly executed and delivered by Novartis and constitutes the valid and binding obligation of Novartis, enforceable against Novartis in accordance with its terms, subject to bankruptcy, insolvency or similar laws of general application affecting the rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Novartis, its officers and directors on behalf of Novartis.

(c) Except as disclosed in writing to Evotec: (i) Novartis owns or possesses adequate licenses or other such rights to use all Novartis Intellectual Property and Novartis Materials under the Research Collaboration, and to grant the licenses herein; (ii) to the best of its knowledge, the granting of the licenses to Evotec and its Affiliates hereunder does not and will not violate any right known to Novartis of any Third Party; and (iii) Novartis has obtained all necessary consents from Third Parties in order to allow it to enter into this Agreement and perform its obligations hereunder.

ARTICLE VIII

CONFIDENTIALITY

8.1 Undertaking

(a) Each Party (the “Receiving Party”) shall keep confidential, and other than as provided herein shall not use or disclose, directly or indirectly, any trade secrets, confidential or proprietary information, or any other knowledge, information, documents or materials, owned, developed or possessed by the other Party (the “Disclosing Party”), whether in tangible or intangible form, the confidentiality of which such other Party takes commercially reasonable measures to protect, including but not limited to Evotec Intellectual Property, Novartis Intellectual Property and Project Intellectual Property. Affiliates of Novartis and of Evotec shall be entitled to possess such trade secrets, confidential or proprietary information or any other knowledge, information, documents or materials, owned, developed or possessed by the other Party to the same extent that Novartis or Evotec, respectively, is entitled to possess such items, provided that such Affiliate shall comply with the terms and conditions of this Agreement pertaining to such items.

(b) Each Party shall take any and all lawful measures to prevent the unauthorized use and disclosure of such information, and to prevent unauthorized Persons or entities from obtaining or using such information.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(c) Each Party further agrees to refrain from directly or indirectly taking any action which would constitute or facilitate the unauthorized use or disclosure of such information. Novartis may disclose such information to its officers, employees and agents, to authorized licensees and sublicensees, and to subcontractors in connection with the development or manufacture of Compounds or Drug Products to the extent necessary to enable such parties to perform their obligations hereunder or under the applicable license, sublicense or subcontract, as the case may be; provided that such officers, employees, agents, licensees, sublicensees and subcontractors have entered into appropriate confidentiality agreements for secrecy and non-use of such information which by their terms shall be enforceable by injunctive relief at the instance of Evotec, or have otherwise been appropriately instructed regarding the secrecy or non-use of such information.

(d) Each Party shall be liable for any unauthorized use and disclosure of such information by its Affiliates, and its and its Affiliates’ officers, employees, agents, sublicensees and subcontractors.

8.2 Exceptions

Notwithstanding the foregoing, the provisions of Section 8.1 shall not apply to knowledge, information, documents or materials which the Receiving Party can conclusively establish:

(a) have entered the public domain without the Receiving Party’s breach of any obligation owed to the Disclosing Party;

(b) are permitted to be disclosed by the prior written consent of the Disclosing Party;

(c) have become known to the Receiving Party from a source other than the Disclosing Party, other than by breach of an obligation of confidentiality owed to the Disclosing Party;

(d) are disclosed by the Disclosing Party to a Third Party without restrictions on its disclosure;

(e) are independently developed by the Receiving Party (as evidenced by written documentation) without breach of this Agreement; or

(f) are required to be disclosed by the Receiving Party to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with governmental regulations; provided, that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure.

8.3 Publicity; Publication

Neither Party shall (i) disclose the existence or terms of this Agreement to any Third Party, nor (ii) make any press release or other public communication relating to this Agreement (including but not limited to Targets, Compounds, Drug Products or Project Intellectual Property) and the transactions contemplated herein without the other Party’s prior written consent, such consent to be in such Party’s sole and absolute discretion, except as may be legally required by applicable laws, regulations, or judicial order.

8.4 Survival

The provisions of this Article VIII shall survive the termination or expiration of this Agreement and shall extend for a period of five (5) years thereafter.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE IX

TERM AND TERMINATION

9.1 Term

This Agreement shall become effective upon the Effective Date and the term of this Agreement shall extend, subject to all applicable laws, until the expiration of the Collaboration Period.

9.2 Termination For Cause

(a) In addition to rights of termination which may be granted to either Party under other provisions of this Agreement, either Party may terminate this Agreement upon ninety (90) calendar days’ prior written notice to the other Party upon the material breach by the other Party of any of its representations, warranties, covenants or obligations under this Agreement; provided, that such termination shall become effective only if the breaching Party fails to remedy or cure the breach to the reasonable satisfaction of the non-breaching Party within ninety (90) calendar days of receipt of such notice.

(b) Without prejudice to any other provision of this Agreement, if either Party expressly refuses to perform, in whole or in part, this Agreement or any of its material obligations under this Agreement in connection with electing not to perform the Agreement under any bankruptcy laws or an insolvency petition, such refusal will be considered a material breach that may not be cured. In such event, the other Party may terminate this Agreement at its option by giving notice to the Party who refused to perform, and such termination in the event of refusal to perform will be effective as of the date of such termination notice, without application of a cure period.

9.3 Termination for Bankruptcy

If at any time during the term of this Agreement, an Event of Bankruptcy (as defined below) relating to either Party (the “Bankrupt Party”) occurs, the other Party (the “Other Party”) shall have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Agreement upon thirty (30) calendar days’ written notice to the Bankrupt Party. It is agreed and understood that if the Other Party does not elect to terminate this Agreement upon the occurrence of an Event of Bankruptcy, except as may otherwise be agreed with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, the Other Party shall continue to perform all of its obligations under this Agreement and make all payments required to be made by it under this Agreement as if the Event of Bankruptcy had not occurred, the Bankrupt Party shall not have the right to terminate any license granted herein, if any. The term “Event of Bankruptcy” shall mean: (a) filing in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Bankrupt Party or of its assets; (b) proposing a written agreement of composition or extension of a Bankrupt Party’s debts; (c) being served with an involuntary petition against the Bankrupt Party, filed in any insolvency proceeding, and such petition shall not have been dismissed within sixty (60) calendar days after the filing thereof; (d) proposing or being a party to any dissolution or liquidation; or (e) making an assignment for the benefit of creditors.

9.4 Termination by Novartis

Novartis may, in its sole discretion, terminate this Agreement upon one hundred eighty (180) calendar days’ prior written notice.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

9.5 Effect of Expiration or Termination

(a) Termination of this Agreement for any reason, or expiration of this Agreement, will not affect (except as set forth in Sections 9.5(b), (c) and (d) below): (i) obligations, including the payment of any milestones or royalties, which have accrued as of the date of termination or expiration; and (ii) rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Agreement, including Sections 2.5(b), 2.5(c), 2.5(d), 2.6, 3.2, 3.3, 3.4, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7 and Articles IV, VI, VIII, IX, X and XI.

(b) If Novartis terminates this Agreement pursuant to Section 9.4 or Evotec terminates this Agreement pursuant to Section 9.2, then all licenses granted by Evotec to Novartis and its Affiliates hereunder shall terminate and revert to Evotec, and the licenses granted by Novartis or its Affiliates to Evotec under Section 3.1(a) shall terminate and revert to Novartis or such Affiliates. If and to the extent that Evotec Intellectual Property is required to develop or commercialize any Compound or Drug Product in a jurisdiction, Novartis and its Affiliates shall be allowed to sell all made and partially made Drug Products in such jurisdiction(s) under the license set forth in Section 3.2 for a period of one year from the date of termination; provided that the sale of such Drug Products will be subject to the terms of this Agreement.

(c) If Novartis terminates this Agreement pursuant to Section 9.2 other than as a result of Evotec’s breach of Sections 2.5(b), 2.5(c), 2.5(d), 3.4 or Article VIII, or if Evotec breaches a surviving provision of this Agreement other than Sections 2.5(b), 2.5(c), 2.5(d), 3.4 or Article VIII after this Agreement has expired or has otherwise been terminated, then: (A) all licenses granted by Novartis and its Affiliates to Evotec hereunder shall terminate and revert to Novartis or such Affiliates, (B) Section 4.2 shall terminate, (C) Section 4.3 shall terminate with respect to all Compounds for which Evotec has not exercised the Development Option, and (D) any amounts payable to Evotec under Sections 5.2 and 5.3 shall be reduced by fifty percent (50%) as they become due. If Novartis terminates this Agreement pursuant to Section 9.2 as a result of Evotec’s breach of Sections 2.5(b), 2.5(c), 2.5(d), 3.4 or Article VIII, or if Evotec breaches Sections 2.5(b), 2.5(c), 2.5(d), 3.4 or Article VIII after this Agreement has expired or has otherwise been terminated, then: (A) all licenses granted by Novartis or its Affiliates to Evotec hereunder shall terminate and revert to Novartis or such Affiliates, (B) Section 4.2 shall terminate, (C) Section 4.3 shall terminate with respect to all Compounds for which Evotec has not exercised the Development Option, (D) no further payments to Evotec under Sections 5.2 and 5.3 shall be required, and (E) the rights and obligations under Section 5.5 shall terminate.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by Evotec

Evotec will indemnify and hold Novartis and its Affiliates, and their respective agents, employees, shareholders, officers and directors, and the successors, heirs and assigns of each of them, harmless against any Third Party loss, damages, action, suit, claim, demand, liability, expense, bodily injury, death or property damage (a “Loss”), that may be brought, instituted or arise against or be incurred by such Persons to the extent such Loss is based on or arises out of the breach by Evotec of any of its representations, warranties, covenants or obligations set forth in this Agreement, but excluding any Loss to the extent such Loss is caused by the breach of this Agreement or the negligent or willful misconduct of Novartis or its Affiliates or any of their respective employees, officers and/or directors.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

10.2 Indemnification by Novartis

Novartis will indemnify and hold Evotec, and its Affiliates, and their respective, agents, employees, shareholders, officers and directors, and the successors, heirs and assigns of each of them, harmless against any Third Party Loss that may be brought, instituted or arise against or be incurred by such Persons to the extent such Loss is based on or arises out of the breach by Novartis of any of its representations, warranties, covenants or obligations set forth in this Agreement, but excluding any Loss to the extent such Loss is caused by the breach of this Agreement or the negligent or willful misconduct of Evotec or its Affiliates or any of their respective employees, officers and/or directors.

10.3 Claims Procedures

(a) Each Party entitled to be indemnified by the other Party (an “Indemnified Party”) pursuant to Section 10.1 or 10.2 shall give notice to the other Party (an “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any threatened or asserted claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that:

(i)	counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed) and the Indemnified Party may participate in such defense at the Indemnified Party’s expense. However, if either of the following are true: (A) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; or (B) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action, then the Indemnifying Party shall pay the reasonable fees and expenses of one additional law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld or delayed, by the Indemnifying Party;

(ii)	the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that the failure to give notice did not result in harm to the Indemnifying Party; and

(iii)	no Indemnifying Party, in the defense of any such claim or litigation, shall, except with the approval of each Indemnified Party which approval shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which: (A) would result in injunctive or other relief being imposed against the Indemnified Party; or (B) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(b) In the event an Indemnifying Party elects to assume the defense of any claim or litigation in accordance with Section 10.3(a) above, each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

10.4 Insurance

Each Party shall use all commercially reasonable efforts to maintain Third Party insurance and/or self-insurance, as applicable, including product liability insurance, with respect to its activities hereunder and shall claim upon such insurance policy according to such policy’s relevant terms and conditions before relying upon indemnification from the other Party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Official Language

English shall be the official language of this Agreement, and all communications between the Parties hereto shall be conducted in that language.

11.2 Governing Law and Venue

This Agreement and any dispute arising from the performance or breach of this Agreement shall be governed by and construed in accordance with the laws of New York, without reference to conflicts of laws principles. The Parties hereby irrevocably submit to the exclusive jurisdiction of and venue in the state and federal courts located in New York County, New York State.

11.3 Compliance with Law

The Parties shall comply fully with all applicable laws and regulations in connection with their respective activities under this Agreement. If at any time Evotec becomes aware that it or any of its Affiliates or their respective employees or agents involved in the Research Collaboration has been or is in the process of being debarred under Section 306(a) or (b) of the U.S. Federal Food, Drug and Cosmetic Act, Evotec shall notify Novartis without delay.

11.4 Waiver

No provision of this Agreement may be waived except in writing by both Parties hereto. No failure or delay by either Party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of a particular right or waiver of any right or remedy on any subsequent occasion.

11.5 Force Majeure

Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected Party.

11.6 Severability

It is the intention of the Parties to comply with all applicable laws domestic or foreign in connection with the performance of its obligations hereunder. In the event that any provision of this Agreement, or any part hereof, is found invalid or unenforceable, the remainder of this Agreement will be binding on the Parties hereto, and will be construed as if the invalid or unenforceable provision or part thereof had been deleted, and this Agreement shall be deemed modified to the extent necessary to render the surviving provisions enforceable to the fullest extent permitted by law.

11.7 Government Acts

In the event that any act, regulation, directive, or law of a government, including its departments, agencies or courts, should make impossible or prohibit, restrain, modify or limit any material act or obligation of Novartis,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Evotec or any of their respective Affiliates under this Agreement, the Party not so affected, if any, shall have the right, at its option, to suspend or terminate this Agreement as to such country, if good faith negotiations between the Parties to make such modifications to this Agreement as may be necessary to fairly address the impact thereof are not successful after a reasonable period of time in producing mutually acceptable modifications to this Agreement.

11.8 Government Approvals

Each Party will use commercially reasonable efforts to obtain any government approval required in its country of domicile to enable this Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed. Each Party will keep the other informed of progress in obtaining any such government approvals, and will cooperate with the other Party in any such efforts.

11.9 Assignment

Novartis may assign its rights and obligations under this Agreement without the prior written consent of Evotec. Evotec may not assign its rights or obligations under this Agreement without the prior written consent of Novartis. Any purported or attempted assignment in contravention of this Section 11.9 shall, at the option of the non-assigning Party, be null and void and of no effect. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement shall be binding upon and enforceable against the successor to or any permitted assignee from either of the Parties hereto. A change in control of a Party shall be deemed to be an assignment of this Agreement by such Party to a Third Party.

11.10 Affiliates and Subcontracting

Novartis may perform its obligations hereunder personally or through one or more Affiliates, although Novartis shall nonetheless be solely responsible for the performance of its Affiliates. Evotec may perform any of its obligations hereunder through an Affiliate or a Third Party, as permitted pursuant to Section 5.1(c). Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) which such Party is prohibited hereunder from committing directly. Notwithstanding the foregoing, the use of subcontractors by either Party shall not increase the financial obligations of the other Party under this Agreement in any respect. Evotec shall ensure that (i) all subcontractors used by Evotec agree in writing that all intellectual property generated by such subcontractor during the course of such research shall be deemed to be Project Intellectual Property and Novartis or its designated Affiliate shall be the sole owner of such Project Intellectual Property, (ii) all steps are taken as required under all applicable law(s) to secure exclusive ownership of such Project Intellectual Property on behalf of Novartis and its Affiliates and (iii) all subcontractors used by Evotec in jurisdictions requiring inventor remuneration such as Germany, will initially assign their rights in any inventions to Evotec and Evotec will fulfill its obligations under Section 6.1(b) with respect thereto.

11.11 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be originals, but all of which together shall constitute one and the same instrument.

11.12 No Agency

Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Novartis and Evotec. Notwithstanding any of the provisions of this Agreement,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the development, manufacture or sale of Compounds or Drug Products shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party.

11.13 Notices

All communications between the Parties with respect to this Agreement will be sent to the addresses set out below, or to other addresses as designated by one Party to the other by notice pursuant hereto, by prepaid certified first class mail (which shall be deemed received by the other Party on the seventh (7th) Business Day following deposit in the mails), internationally recognized overnight courier (which shall be deemed received by the other Party on the Business Day following confirmation of delivery by such courier), or by cable, telex, facsimile transmission, or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by first class mail sent on or before the close of business on the next Business Day:

If to Novartis, at:

Novartis International Pharmaceutical Ltd. 131 Front Street Hamilton, Bermuda Fax: + (441) 296-5083 Attention: Emil Bock

with a copy to:

Novartis Institutes for BioMedical Research, Inc. 250 Massachusetts Avenue Cambridge, Massachusetts 02139 United States of America Fax: + (617) 871-3349 Attention: General Counsel

If to Evotec, at:

Evotec (UK) Ltd Abingdon Oxford, OX14 4SA, UK Fax: +44 1235 838931 Attention: Mark Ashton, EVP Business Development

11.14 Headings

The section or article headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

11.15 Authority

The undersigned represent that they are authorized to sign this Agreement on behalf of the Parties hereto. The Parties each represent that no provision of this Agreement will violate any other agreement that such Party has with any Third Party. Each Party has relied on that representation in entering into this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

11.16 Entire Agreement

This Agreement, including the Annexes appended hereto, contains the entire understanding of the Parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective Parties.

[Signature page follows]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

EVOTEC (UK) LTD.

By:	/S/ M. POLYWKA
Name:	M. Polywka
Title:	Chief Operating Officer

By:	/S/ MARK ASHTON
Name:	Mark Ashton
Title:	EVP Business Development

NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.

By:	/S/ EMIL BOCK
Name:	Emil Bock
Title:	Member of the Board of Directors

By:	/S/ MICHAEL JONES
Name:	Michael Jones
Title:	Member of the Board of Directors

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Annex 1

List of Evotec Patents

None.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Annex 2

List of Novartis Patents

None.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Annex 3

Form of Invoice

COMPANY LOGO	contact person position	company name address

Tel +1xxxx Fax +1xxxx E-mail: xxxx

Novartis International Pharmaceutical Ltd. 131 Front Street Hamilton Bermuda HM 12		INVOICE Invoice number: XX

Date

FTE/Expense/Milestone/ Royalty and any other payment debit in reference to Research and Collaboration Agreement between Evotec (UK) Ltd., and Novartis International Pharmaceutical Ltd. effective as of (date).

Detailed description of FTE calculation (Number of FTEs, rate per FTE applied according to the contract) or expense with reference made to the relevant section of the contract.

Detailed description of Milestone and achievement with reference made to the relevant section of the contract.

Detailed description of royalty due with reference made to the relevant section of the contract.

Detailed description of any other payment due with reference made to the relevant section of the contract.

Total Payable	(currency) xxxxxxx
Payment terms
Bank Wire information:
Bank Name: XX
Account No.: XX
ABA#: XX (only applicable in the US)
IBAN: XX (only applicable in Europe)
SWIFT CODE: XX (applicable US and Europe)

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Annex 4

Initial Outline of Research Plan for Research Program One

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Annex 5

Form of Material Transfer Agreement

MATERIAL TRANSFER AGREEMENT

Please complete, sign and return this form by mail (do not telefax) to:

[                    ]

[                    ]

[                    ]

[                    ]

[                    ]

[fill in appropriate Novartis entity and address above]

(hereinafter referred to as “Novartis”)

Novartis Contact:

[Insert Name]

Ph: [Insert Phone]

Company/Institution name: Evotec (UK) Ltd. Abingdon Oxford, OX14 4SA, UK (hereinafter referred to as “Evotec”) For Delivery To: [Insert correct delivery address]

Material and amount required (“Novartis Materials”):

The Novartis Materials will be used in accordance with that certain Research and Collaboration Agreement by and between Novartis International Pharmaceutical Ltd. and Evotec (UK) Ltd., made and entered into as of [Insert Effective Date of Research and Collaboration Agreement] (hereafter the “Research Agreement”) and this Material Transfer Agreement. In the event that the terms of this Material Transfer Agreement conflict with the terms of the Research Agreement, the terms and provisions of the Research Agreement shall govern.

Representations and undertakings of Evotec:

The Novartis Materials shall be provided to Evotec subject to the terms of the Research Agreement and this Material Transfer Agreement. Evotec further undertakes as follows and acknowledges:

1.	Evotec is regularly engaged in conducting laboratory studies, and has all the required authorizations, approvals, registrations, licenses, and permits and is entitled to perform such experimental work in vitro at the place of investigation. In particular, Evotec is entitled under all applicable laws, rules, and regulations to perform the Research Collaboration.

2.	The Novartis Materials will be used in full compliance with all the laws and regulations of the country and locality where the Research Collaboration is to be performed, and in accordance with all applicable guidelines and ethical principles, especially all for use of Novartis Materials and research conducted with animals.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

3.	The Novartis Materials will be used solely for investigations under suitable containment conditions and will under no circumstances be administered to humans.

4.	The Novartis Materials will not be used, analyzed or modified other than necessary for the purpose of the Research Collaboration.

5.	The Novartis Materials will not be transferred or made available to any individual not under the supervision and control of Evotec without the prior consent in writing of Novartis. Evotec shall not use the Novartis Materials and any substance that is replicated or derived therefrom for any commercial or profit-generating purpose, or in the conduct of research that is subject to consulting, licensing or other similar legal or commercial obligations to another institution, corporation or business entity, except as set forth in the Research Agreement. Upon completion of Research Collaboration, any unused Novartis Materials and derivatives thereof will be either returned to Novartis or disposed of under Evotec’s supervision in accordance with the applicable laws and regulations, and the instructions of Novartis, if any.

6.	Without derogating from the Research Agreement: THE NOVARTIS MATERIALS ARE BEING SUPPLIED TO EVOTEC WITH NO WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE. IN PARTICULAR, NOVARTIS DOES NOT REPRESENT OR WARRANT THAT THE USE OF THE NOVARTIS MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR PROPRIETARY RIGHTS OF THIRD PARTIES.

7.	Evotec’s work with the Novartis Materials will be conducted under its exclusive responsibility and Novartis will not be liable for any consequences thereof. The Novartis Materials are to be used and handled with caution and prudence at all times, since not all characteristics of the Novartis Materials are necessarily known. Novartis shall not be liable for any damages resulting from the use, application, storage, disposal or destruction of the Novartis Materials by Evotec, except to the extent such damages result directly from Novartis’ gross negligence or willful misconduct.

8.	It is further acknowledged that, in the case of biological Novartis Materials, this Material Transfer Agreement shall extend to associated Novartis Materials, including any medium in which the Novartis Materials are provided, any parts of the Novartis Materials (such as, but not limited to, any reproductive, genetic (DNA or RNA) or other replicable parts), any modified or unmodified progeny of or descendant from the Novartis Materials (such as, but not limited to, embryos, plasmid from plasmid, virus from virus, cell from cell or organism from organism), including any immediate or remote progeny of or descendant from the Novartis Materials containing the same genotype or genetic mutation or lesion as the Novartis Materials or being a functional equivalent of the Novartis Materials, and any substance which constitutes a functional sub-unit or an expression product of the Novartis Materials (such as, but not limited to, sub-clones of plasmids, sub-clones of unmodified cell lines, purified or fractionated sub-sets of the Novartis Materials, proteins expressed by DNA/RNA, monoclonal antibodies secreted by a hybridoma or other type of cell line, or sub-sets of the Novartis Materials such as plasmids or vectors contained therein, it being understood that biological Novartis Materials may be replicated or bred only for the needs of the Research Collaboration.

9.	This Material Transfer Agreement shall be read together with the Research Agreement, and nothing herein contained shall be deemed to amend the Research Agreement in any way. Without derogating from the generality of the foregoing, for the removal of doubt, the provisions of the Research Agreement (including, without limitation, the provisions relating to reporting, access to data, confidentiality, publication, ownership and intellectual property, license rights, indemnification, etc.) will apply to the Novartis Materials. Any capitalized terms not otherwise defined in this Material Transfer Agreement shall have the meaning(s) set forth in the Research Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Agreement by Evotec (UK) Ltd.:

(Signature)	(Date)
Name:
Title:

Acceptance of request and authorization to ship Novartis Materials:

[INSERT EXACT LEGAL NAME OF CORRECT NOVARTIS AFFILIATE]

(Signature)	(Date)
Name:
Title:

(Signature)	(Date)
Name:
Title:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

ARTICLE II RESEARCH COLLABORATION		8
2.1	Research Program(s)	8
2.2	Collaboration Period	9
2.3	Obligations of Evotec	9
2.4	Joint Steering Committee	9
2.5	Exchange of Information; Use of Technology	11
2.6	Primary Data Access	11

ARTICLE III LICENSES AND EXCLUSIVITY		12
3.1	Exchange of Research Use Only Licenses	12
3.2	Non-Exclusive Licenses	12
3.3	No Implied Licenses	12
3.4	Evotec Target and Compound Exclusivity	12

ARTICLE IV DEVELOPMENT AND COMMERCIALIZATION		13
4.1	Development Responsibilities	13
4.2	Development Obligations	13
4.3	Evotec Development Option; Development Reports	13
4.4	Novartis Buyback Right	13

ARTICLE V PAYMENTS		15
5.1	Research Program Payments	15
5.2	Milestone Payments	16
5.3	Royalties	16
5.4	Buyback Right Payments	17
5.5	Sales Reports	17
5.6	Terms of Payment	18
5.7	Audit	18

ARTICLE VI INTELLECTUAL PROPERTY		19
6.1	Project Intellectual Property	19
6.2	Infringement	20
6.3	Defense and Settlement of Third Party Claims	20
6.4	Novartis Materials	20

ARTICLE VII REPRESENTATIONS AND WARRANTIES		21
7.1	Representations and Warranties of Evotec	21
7.2	Representations and Warranties of Novartis	22

ARTICLE VIII CONFIDENTIALITY		22
8.1	Undertaking	22
8.2	Exceptions	23
8.3	Publicity; Publication	23
8.4	Survival	23

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE IX TERM AND TERMINATION		24
9.1	Term	24
9.2	Termination For Cause	24
9.3	Termination for Bankruptcy	24
9.4	Termination by Novartis	24
9.5	Effect of Expiration or Termination	25

ARTICLE X INDEMNIFICATION		25
10.1	Indemnification by Evotec	25
10.2	Indemnification by Novartis	26
10.3	Claims Procedures	26
10.4	Insurance	26

ARTICLE XI MISCELLANEOUS PROVISIONS		27
11.1	Official Language	27
11.2	Governing Law and Venue	27
11.3	Compliance with Law	27
11.4	Waiver	27
11.5	Force Majeure	27
11.6	Severability	27
11.7	Government Acts	27
11.8	Government Approvals	28
11.9	Assignment	28
11.10	Affiliates and Subcontracting	28
11.11	Counterparts	28
11.12	No Agency	28
11.13	Notices	29
11.14	Headings	29
11.15	Authority	29
11.16	Entire Agreement	30

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the

Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.